Delaware Investments Global Dividend and
Income Fund, Inc,

Proxy Results (Unaudited)
The Fund held its Annual Meeting of
Shareholders on August 19, 2004.
At the Annual Meeting, the Fund's
shareholders elected eight Directors.
The results of the voting at the meeting were as follows:

Nominee
Shares Voted For
Shares Voted Against
Shares Voted Abstain
Jude T. Driscoll
4,580,004
93,096
-
Walter P. Babich
4,573,434
99,666
-
John H. Durham
4,578,623
94,477
-
John A. Fry
4,580,804
92,296
-
Anthony D. Knerr
4,580,123
92,977
-
Ann R. Leven
4,579,204
93,896
-
Thomas F. Madison
4,578,766
94,334
-
Janet L. Yeomans
4,579,454
93,646
-